FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ANNOUNCES QUARTERLY DIVIDEND

BLOOMFIELD HILLS, MI, October 30, 2008 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has approved a quarterly dividend of $0.09 per share payable on December 1, 2008, to shareholders of record on November 10, 2008.

About Penske Automotive Group

Penske Automotive Group, Inc. (PAG), headquartered in Bloomfield Hills, Michigan, operates 307 retail automotive franchises, representing more than 40 different brands, and 25 collision repair centers. PAG, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 19 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. PAG is also the exclusive distributor of the smart fortwo, through its wholly-owned subsidiary, smartUSA Distributor LLC. smartUSA operates 73 smart centers across the United States. PAG is a member of the Fortune 200 and Russell 1000 and has approximately 15,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

Inquiries should contact:

Bob O’Shaughnessy Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 boshaughnessy@penskeautomotive.com	Anthony R. Pordon Senior Vice President Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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